Filed with the Securities and Exchange Commission on April 14, 2022

Registration No. 333-262592

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altamira Therapeutics Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Bermuda	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Tel: (441) 295-5950
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Agent for Service of Process Info

Samuel Wickline

Chief Scientific Officer

Altamira Therapeutics Ltd.

8 The Green

Suite 12455

Dover, DE 19901

(302) 200-8095
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Michael J. Lerner, Esq.
Steven M. Skolnick, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Tel: (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Altamira Therapeutics Ltd., a Bermuda company (the “Company” or the “Registrant”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form F-1 (Registration No. 333-262592) (the “Form F-1”) which was declared effective by the SEC on February 17, 2022.

This Post-Effective Amendment No. 1 is being filed by the Registrant (i) to incorporate by reference into the Form F-1 the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 12, 2022, and (ii) to include certain other information in the Form F-1. This Post-Effective Amendment contains an updated prospectus relating to the offer and sale of the Registrant’s common shares described therein.

All filing fees payable in connection with the registration of the securities registered by the Form F-1 were paid by the Registrant at the time of the initial filing of the Form F-1.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 14, 2022

PRELIMINARY PROSPECTUS

5,000,000 Common Shares

Altamira Therapeutics Ltd.
Common Shares

This prospectus relates to the resale, from time to time, of up to 5,000,000 common shares of Altamira Therapeutics Ltd., a Bermuda company, which remain unsold from the 5,000,000 common shares originally registered on the registration statement of which this prospectus forms a part by the selling shareholder, Lincoln Park Capital Fund, LLC, or “LPC.” The common shares to which this prospectus relates may be issued to LPC pursuant to a purchase agreement, dated as of April 23, 2020, between us and LPC, which we refer to as the “Purchase Agreement”.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of common shares by the selling shareholder. However, we may receive proceeds of up to $8,376,505 from the issuance of our common shares to LPC under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the “Securities Act”. LPC may sell the common shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how LPC may sell the common shares being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the common shares to which this prospectus relates, including legal and accounting fees. See “Plan of Distribution.”

Currently, our common shares are traded on the Nasdaq Capital Market under the symbol “CYTO”. The closing price of our common shares on Nasdaq on April 11, 2022 was $1.66 per common share.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes has been obtained for so long as our common shares remain listed on an “appointed stock exchange,” which includes the Nasdaq Capital Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

The date of this prospectus is      , 2022.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Altamira Therapeutics Ltd.”, or “Altamira,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Auris Medical Holding AG (formerly Auris Medical AG), or Auris Medical (Switzerland), together with its subsidiaries, prior to our corporate reorganization by way of the merger of Auris Medical Holding AG into Auris Medical NewCo Holding AG (the “Merger”), a newly incorporated, wholly-owned Swiss subsidiary on March 13, 2018 (i.e. to the transferring entity), (ii) Auris Medical Holding AG (formerly Auris Medical NewCo Holding AG), together with its subsidiaries after the Merger (i.e. to the surviving entity) and prior to the Redomestication (as defined below), (iii) Auris Medical Holding Ltd., a Bermuda company, or Auris Medical (Bermuda), the successor issuer to Auris Medical (Switzerland) under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective time at which Auris Medical (Switzerland) continued its corporate existence from Switzerland to Bermuda (the “Redomestication”), which occurred on March 18, 2019 and (iv) Altamira Therapeutics Ltd. (formerly Auris Medical Holding Ltd.) after adoption of the new Company name by resolution of Special General Meeting of Shareholders held on July 21, 2021. The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners.

On May 1, 2019, the Company effected a one-for-twenty reverse share split (the “2019 Reverse Share Split”) of the Company’s issued and outstanding common shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2019 Reverse Share Split. Following shareholders’ approval at a special general meeting of shareholders held on July 21, 2021 we changed our name to Altamira Therapeutics Ltd.

Unless indicated or the context otherwise requires, (i) all references in this prospectus to our common shares as of any date prior to March 13, 2018 refer to the common shares of Auris Medical (Switzerland) (having a nominal value of CHF 0.40 per share (pre-2019 Reverse Share Split)) prior to the 10:1 “reverse share split” effected through the Merger, (ii) all references to our common shares as of, and after, March 13, 2018 and prior to the Redomestication refer to the common shares of Auris Medical (Switzerland) (having a nominal value of CHF 0.02 per share (pre-2019 Reverse Share Split)) after the 10:1 “reverse share split” effected through the Merger, (iii) all references to our common shares as of, and after, the Redomestication on March 18, 2019 refer to the common shares of the Company (having a par value of CHF 0.02 per share (pre-2019 Reverse Share Split)), and (iv) the Company’s common shares on or after May 1, 2019, the date of the 2019 Reverse Share Split, have a par value of CHF 0.40. As of June 30, 2020, the Company reduced the par value of its shares to CHF 0.01 each.

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The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss Franc” and “CHF” refer to the legal currency of Switzerland.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information. We are not making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

-ii-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Information on the Company” and “Operating and Financial Review and Prospects” sections and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus or incorporated by reference herein, before deciding to invest in our common shares.

Overview

We are a biopharmaceutical company dedicated to developing therapeutics that address important unmet medical needs. For the most part since the formation of our Company, we have been focusing on the development of therapeutics for inner ear disorders: (i) Keyzilen® (AM-101) in acute inner ear tinnitus, (ii) Sonsuvi® (AM-111) in acute inner ear hearing loss and (iii) AM-125 in acute peripheral vertigo. We advanced Keyzilen® and Sonsuvi® to Phase 3 clinical trials, and we are currently in Phase 2 clinical development with AM-125. In 2021 we launched Bentrio™, a drug free medical device for protection against airborne allergens and viruses in selected European markets. Further, through the acquisition of Trasir Therapeutics (“Trasir”) in 2021, we entered the field of RNA delivery. In this context, we announced our intention to reposition the Company around RNA therapeutics with AM-401 for the treatment of KRAS driven cancers being our first project, and to divest or spin off our non-RNA businesses, which are our assets in neurotology, rhinology and allergology, including Bentrio™, AM-125, Keyzilen®, Sonsuvi® and certain early-stage drug product candidates.

Committed Equity Financing

On April 23, 2020, we entered into a Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”). Pursuant to the Purchase Agreement, LPC has agreed to subscribe for up to $10,000,000 of our common shares over the 30-month term of the Purchase Agreement following the Commencement (as defined below). On April 29, 2020, pursuant to the terms of the Purchase Agreement and the Registration Rights Agreement, we filed a registration statement on Form F-1 (Registration No. 333-237907) to register up to 1,500,000 common shares of the Company for resale by LPC. On November 16, 2021, we filed Post-Effective Amendment No. 1 to Form F-1 (Registration No. 333-237907) to (i) to incorporate by reference into the Form F-1 the Company’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on March 31, 2021 and (ii) to include certain other information in the Form F-1. Such 1,500,000 common shares have now been sold and the purpose of this registration statement on Form F-1 is to register an additional 5,000,000 common shares of the Company for resale by LPC, pursuant to the terms of the Purchase Agreement and the Registration Rights Agreement.

Upon satisfaction of the conditions in the Purchase Agreement, including that a registration statement is declared effective by the SEC and a final prospectus in connection therewith is filed by the SEC, which first occurred on May 11, 2020 (the “Commencement”), we have the right, from time to time so long as this registration statement remains effective, at our sole discretion over the remaining portion of the 30-month period from and after the Commencement, to require LPC to subscribe for up to 150,000 of our common shares, subject to adjustments as set forth below (such maximum number of shares, as may be adjusted from time to time, the “Regular Purchase Share Limit”; each such purchase, a “Regular Purchase”); provided, however, that (i) the Regular Purchase Share Limit shall be increased to 300,000 of our common shares if the total number of outstanding common shares on the purchase date exceeds 10,000,000, (ii) the Regular Purchase Share Limit shall be increased to 350,000 of our common shares if the closing sale price of our common shares is not below $1.00 on the purchase date and the total number of outstanding common shares on the purchase date exceeds 12,500,000 and (iii) the Regular Purchase Share Limit shall be increased to 400,000 of our common shares if the closing sale price of our common shares is not below $1.00 on the purchase date and the total number of outstanding common shares on the purchase date exceeds 15,000,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring LPC to subscribe for common shares at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase (which dollar threshold shall not be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), then the Regular Purchase Share Limit for such Regular Purchase will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000. We may not require LPC to purchase in any single Regular Purchase common shares having an aggregate purchase price greater than $1,000,000 (which dollar threshold shall not be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction). We may not issue any of our common shares as a Regular Purchase on a date in which the closing sale price of our common shares is below the sum of (x) the U.S. Dollar equivalent of the then applicable par value per common share and (y) $0.01 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction). The purchase price for Regular Purchases shall be equal to the lesser of (i) the lowest sale price of our common shares on the applicable purchase date and (ii) the average of the three lowest closing sale prices of our common shares during the 10 business days immediately prior to the applicable purchase date, as reported on the Nasdaq Capital Market.

In addition to Regular Purchases described above, we may also direct LPC to purchase “accelerated amounts” and/or “additional accelerated amounts” on any business day on which we have properly submitted a Regular Purchase Notice, and/or an Accelerated Purchase (as defined elsewhere in this prospectus) has been completed and all of the shares to be purchased thereunder have been properly delivered to LPC in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common shares on such business day is not less than $1.00 per share.

In all instances, we may not issue common shares to LPC under the Purchase Agreement if it would result in LPC beneficially owning more than 4.99% of our outstanding common shares.

The Purchase Agreement contains customary representations, warranties and agreements of the parties, certain limitations and conditions to completing future sale transactions, indemnification rights of LPC and other obligations of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our common shares.

As of April 11, 2022, there were 15,264,261 of our common shares outstanding (approximately 1.5 million of which common shares are held by affiliates), excluding the 5,000,000 common shares to which this prospectus relates that we may issue to LPC pursuant to the Purchase Agreement after the effective date. If all of the 5,000,000 common shares offered hereby were issued and outstanding as of April 11, 2022, such shares would represent approximately 24.7% of the total common shares outstanding, or approximately 26.6% of the common shares outstanding held by non-affiliates, as of April 11, 2022. The actual number of common shares offered for sale by LPC is dependent upon the number of common shares we ultimately elect to issue to LPC under the Purchase Agreement.

The net proceeds under the Purchase Agreement will depend on the frequency and prices at which we issue our common shares to LPC. We expect that any proceeds received by us from such issuances to LPC will be used for working capital and general corporate purposes. We have the right to terminate the Purchase Agreement at any time for any reason upon one business day’s written notice to LPC.

Corporate Information

We are an exempted company organized under the laws of Bermuda. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. On March 13, 2018, we effected a corporate reorganization through the Merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” Following shareholder approval at an extraordinary general meeting of shareholders held on March 8, 2019 and upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda on March 18, 2019, the Company discontinued as a Swiss company and, pursuant to Article 163 of the Swiss Federal Act on Private International Law and pursuant to Section 132C of the Companies Act 1981 of Bermuda (the “Companies Act”), continued existence under the Companies Act as a Bermuda company with the name “Auris Medical Holding Ltd.” (the “Redomestication”). Following shareholders’ approval at a special general meeting of shareholders held on July 21, 2021 we changed our name to Altamira Therapeutics Ltd. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, telephone number +1 (441) 295 5950.

We maintain a website at www.altamiratherapeutics.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or the SEC or the Commission, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

Implications of Being a Foreign Private Issuer

We currently report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer, or FPI, status. Although we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common shares. You should carefully read this entire prospectus before investing in our common shares including “Risk Factors,” our consolidated financial statements and the documents incorporated herein.

Common Shares offered by the selling shareholder	Up to 5,000,000 common shares.

Common Shares issued and outstanding after this offering	20,264,261

Voting rights	Our common shares have one vote per common share.

Selling shareholder	Lincoln Park Capital Fund, LLC. See “Selling Shareholder.”

Nasdaq Capital Market symbol	“CYTO”.

Use of proceeds	We will not receive any proceeds from the sales of our common shares by LPC. We may receive gross proceeds of up to $8,376,505 under the Purchase Agreement over the remaining portion of the 30-month period following the time we are first eligible to commence issuances to LPC under the Purchase Agreement, assuming that we issue all of the common shares committed to be purchased thereunder and excluding estimated offering fees and expenses. We intend to use the net proceeds from the issuance of common shares to LPC for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. See “Dividend Policy.”

Risk factors	An investment in our common shares involves a high degree of risk. Please refer to “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

The number of our common shares issued and outstanding after this offering is based on 15,264,261 common shares outstanding as of April 11, 2022 and excludes:

●	1,329,510 of our common shares issuable upon the exercise of options outstanding as of April 11, 2022 at a weighted average exercise price of $1.81 per common share; and

●	246,102 common shares issuable upon exercise of warrants outstanding as of April 11, 2022 at a weighted average exercise price of $59.85 per common share.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our common shares. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other shareholders may disagree.

We intend to use the net proceeds we receive from the issuance of common shares to LPC pursuant to the Purchase Agreement for working capital and general corporate purposes. Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common shares.

You will experience immediate and substantial dilution in the net tangible book value per share of the common shares you purchase in this offering.

The assumed offering price of our common shares will be substantially higher than the as adjusted net tangible book value per common share. Therefore, investors purchasing our common shares in this offering will pay a price per common share that substantially exceeds our as adjusted net tangible book value per common share after this offering. To the extent outstanding options or warrants are exercised, such investors will incur further dilution. For example, LPC will incur immediate and substantial dilution of $1.37 per common share, after giving effect to the assumed issuance of an aggregate of 5,000,000 of our common shares at an assumed offering price of $1.66 per common share, the closing price of our common shares as listed on Nasdaq on April 11, 2022, and after deducting estimated offering expenses payable by us. See “Dilution”.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under IFRS in Swiss Francs. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The terms “dollar,” “USD” or “$” refer to U.S. dollars, the term, “Swiss Francs” or “CHF” refers to the legal currency of Switzerland and the terms “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Unless otherwise indicated, all references to currency amounts in this prospectus are in Swiss Francs.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

●	our operation as a drug development-stage company with limited operating history and a history of operating losses;

the COVID-19 pandemic, which continues to evolve, and which could significantly disrupt our preclinical studies and clinical trials, drug development and sales efforts

●	our need for substantial additional funding to continue the development of our product candidates and the roll-out of our first commercial product before we can expect to become profitable from sales of our products and the possibility that we may be unable to raise additional capital when needed;

●	the ability of our existing distribution partners to successfully market and distribute Bentrio™ and our ability to retain such distributors and identify new ones in particular for key markets in North America and Europe;

●	our capacity to supply our distributors and markets timely and with sufficient numbers of Bentrio™ nasal sprays while meeting quality requirements through subcontractors;

●	our dependence on the success of AM-125 and AM-401, which are still in preclinical and clinical development, and may eventually prove to be unsuccessful;

●	our ability to divest or spin-off our non-RNA businesses and to reposition our Company around RNA therapeutics;

●	the success of our distributors in the commercialization of Bentrio™;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects;

●	uncertainty surrounding whether any of our product candidates will receive regulatory approval or clearance, which is necessary before they can be commercialized;

●	if our product candidates obtain regulatory approval or clearance, our product candidates being subject to expensive, ongoing obligations and continued regulatory overview;

●	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

●	our ability to obtain certification of Bentrio™ as a Class II medical device under the European Medical Device Regulation and to obtain regulatory approval for prophylactic or therapeutic claims related to viral infections

●	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

●	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

●	our reliance on our current strategic relationship with Washington University, Wellesta Holdings or Nuance Pharma and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to meet the continuing listing requirements of Nasdaq and remain listed on The Nasdaq Capital Market;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors discussed under “Risk Factors” beginning on page 5.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sales of our common shares by LPC. We may receive gross proceeds of up to $8,376,505 under the Purchase Agreement over the remaining portion of the 30-month period following the Commencement, assuming that we issue all of the common shares available thereunder and excluding estimated offering fees and expenses. However, there can be no assurance we will issue any or all of the common shares to LPC or that they will resell such common shares offered hereby. Because there is no minimum offering amount required, we may issue less than all of the common shares offered hereby, which may significantly reduce the amount of proceeds received by us.

We estimate that the net proceeds to us from the issuance of our common shares to LPC pursuant to the Purchase Agreement will be up to approximately $8,260,422 over the remaining portion of the 30-month period following the Commencement, assuming the issuance of 5,000,000 common shares we have registered on behalf of the selling shareholders based at an assumed offering price of $1.66 per common share, the closing price of our common shares as listed on Nasdaq on April 11, 2022 and after deducting estimated offering expenses payable by us.

We intend to use the net proceeds from the issuance of the securities for working capital and general corporate purposes. Such purposes may include research and development expenditures and capital expenditures. Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities. Accordingly, our management will have significant flexibility in applying any net proceeds that we receive pursuant to the Purchase Agreement.

SELLING SHAREHOLDER

We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with LPC on April 23, 2020 concurrently with our execution of the Purchase Agreement, pursuant to which we agreed to provide certain registration rights with respect to sales by LPC of our common shares that may be issued to LPC under the Purchase Agreement. The selling shareholder may, from time to time, offer and sell pursuant to this prospectus any or all of the common shares that it holds or that may be acquired by it from us. The selling shareholder may sell some, all or none of its common shares. We do not know how long the selling shareholder will hold the common shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding its resale of any of the common shares.

The following table presents information regarding the selling shareholder and the common shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling shareholder and reflects its beneficial ownership of our common shares as of April 11, 2022. Neither the selling shareholder nor any of its affiliates have held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of common shares beneficially owned prior to the offering is based on 15,264,261 common shares outstanding as of April 11, 2022.

Selling Shareholder	Shares Beneficially Owned Before this Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering (1)	Shares to be Sold in this Offering	Number of Common Shares Beneficially Owned After this Offering (2)	Percentage of Outstanding Common Shares Beneficially Owned After this Offering (2)
Lincoln Park Capital Fund, LLC(3)	30,000	0.2%	5,000,000	30,000	0.1%

(1)	Represents 0.2% of our common shares beneficially owned by LPC as of April 11, 2022. We have excluded from the number of common shares beneficially owned prior to the offering all of the common shares that LPC may be required to purchase under the Purchase Agreement, because the issuance and sale of such common shares to LPC is solely at our discretion and is subject to satisfaction of the conditions set forth in the Purchase Agreement that are outside of LPC’s control, including the registration statement of which this prospectus is a part being declared effective by the SEC.

(2)	Assumes the issuance and sale of all of the common shares offered by the selling shareholder pursuant to this prospectus.

(3)	The selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of the selling shareholder, are deemed to be beneficial owners of all of the common shares owned by the selling shareholder. Messrs. Cope and Scheinfeld have shared voting and investment power over the common shares being offered under this prospectus. Neither Lincoln Park Capital, LLC, nor the selling shareholder, is a licensed broker-dealer or an affiliate of a licensed broker-dealer.

THE LPC TRANSACTION

General

On April 23, 2020, we entered into the Purchase Agreement and the Registration Rights Agreement with LPC. Pursuant to the terms of the Purchase Agreement, LPC has agreed to subscribe for up to $10,000,000 of newly issued Company common shares (subject to certain limitations) from time to time over a 30-month period. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the common shares that have been or may be issued to LPC under the Purchase Agreement.

We have the right, from time to time at our sole discretion over the 30-month period from and after the Commencement, to require LPC to subscribe for up to 150,000 common shares in a Regular Purchase, which amount may be increased to up to 400,000 common shares, provided that certain thresholds on the closing price of our common shares and the number of our outstanding common shares set forth in the Purchase Agreement are satisfied; provided that LPC’s maximum commitment obligation under any single Regular Purchase will not exceed $1,000,000 (which dollar threshold shall not be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).

As of the date of this prospectus, we have sold 1,500,000 of our common shares for an aggregate offering price of $1,623,495 pursuant to the Purchase Agreement, which represents the full number of shares registered under the Registration Statement on Form F-1 previously filed by us with the SEC under the terms of the Purchase Agreement and the Registration Rights Agreement and declared effective by the SEC.

Purchases of Common Shares Under the Purchase Agreement

The Purchase Agreement provides that, from time to time at our sole discretion over the 30-month period from and after the Commencement, so long as at least one business day has passed since the most recent prior Regular Purchase was completed in accordance with the Purchase Agreement, we may require LPC to subscribe for up to 150,000 of our common shares in a Regular Purchase. We may increase the amount of common shares we may issue to LPC pursuant to a Regular Purchase to up to (i) 300,000 of our common shares, provided that the total number of outstanding common shares on the purchase date exceeds 10,000,000, (ii) 350,000 of our common shares, provided that the closing sale price of our common shares is not below $1.00 on the purchase date and the total number of outstanding common shares on the purchase date exceeds 12,500,000 and (iii) 400,000 of our common shares, provided that the closing sale price of our common shares is not below $1.00 on the purchase date and the total number of outstanding common shares on the purchase date exceeds 15,000,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring LPC to subscribe for common shares at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit for such Regular Purchase will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000. We may not require LPC to purchase in any single Regular Purchase common shares having an aggregate purchase price greater than $1,000,000. We may not issue any of our common shares as a Regular Purchase on a date in which the closing sale price of our common shares is below the sum of (x) the U.S. Dollar equivalent of the then applicable par value per common share and (y) $0.01 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).

The purchase price for Regular Purchases shall be equal to the lesser of (i) the lowest sale price of our common shares on the applicable purchase date and (ii) the average of the three lowest closing sale prices of our common shares during the 10 business days immediately prior to the applicable purchase date, as reported on the Nasdaq Capital Market.

In addition to Regular Purchases described above, we may also direct LPC, on any business day on which we have properly submitted a Regular Purchase notice directing LPC to purchase the maximum number of our common shares that we are then permitted to include in a single Regular Purchase notice and the closing sale price of our common shares on such business day is not below $1.00 per share, to purchase an additional amount of our common shares, which we refer to as an Accelerated Purchase, not to exceed the lesser of (i) 30% multiplied by the aggregate of our common shares traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period and (ii) three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share of each such Accelerated Purchase shall be equal to 96% of the lower of (i) the volume weighted average price of our common shares during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date and (ii) the closing sale price of our common shares on the applicable Accelerated Purchase Date.

We may also direct LPC, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to LPC in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common shares on the business day immediately preceding such business day is not less than $1.00 per share, to purchase an additional amount of our common shares, which we refer to as an Additional Accelerated Purchase, of up to the lesser of (i) 30% multiplied by the aggregate of our common shares traded during a certain portion of the normal trading hours on the Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period and (ii) three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase Date on which an Additional Accelerated Purchase Notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to LPC prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase Date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to LPC in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase shall be equal to 96% of the lower of (i) the volume weighted average price of our common shares during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date and (ii) the closing sale price of our common shares on the applicable Additional Accelerated Purchase Date.

There is no upper limit on the price per share that LPC could be obligated to pay for the common shares under the Purchase Agreement.

In all instances, we may not issue common shares to LPC under the Purchase Agreement if it would result in LPC beneficially owning more than 4.99% of our outstanding common shares.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any issuances of our common shares to LPC.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus is a part, or any future registration statement relating to the resale of shares issuable pursuant to the Purchase Agreement, lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by LPC of our common shares offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common shares from trading for a period of one full business day;

●	the de-listing of our common shares from the NASDAQ Capital Market, provided our common shares are not immediately thereafter trading on The NASDAQ Global Market, The NASDAQ Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board or OTC Markets (or nationally recognized successor to any of the foregoing);

●	our transfer agent’s failure for two business days to issue to LPC the common shares which LPC is entitled to receive under the Purchase Agreement;

●	our breach of any representation, warranty, covenant or other term or condition contained in the Purchase Agreement or any related agreement which would reasonably be expected to have a material adverse effect on us, subject to a cure period of five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common shares electronically.

LPC does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of LPC’s control, we cannot initiate any Regular Purchases or Additional Purchases under the Purchase Agreement.

Termination Rights

We have the right to terminate the Purchase Agreement, without any cost to us, at any time for any reason upon one business day’s prior written notice to LPC. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

LPC may not assign or transfer its rights and obligations under the Purchase Agreement.

No Short-Selling or Hedging by LPC

LPC has represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. LPC agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibition of Certain Continuous Offerings

We agreed with LPC that we will not, for a period commencing on the date of the Purchase Agreement and ending on the later of: (i) the 30-month anniversary of the date of the Purchase Agreement and (ii) the 30-month anniversary of the date of Commencement, in either case irrespective of any earlier termination of the Purchase Agreement, enter into any agreement relating to or otherwise effect any issuance of our securities in certain types of continuous offerings in which we may issue securities at a future determined price.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 5,000,000 shares registered in this offering are expected to be freely tradable. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common shares to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the 5,000,000 common shares registered in this offering. If we issue these shares to LPC, LPC may sell all, some or none of such shares. Therefore, issuances to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common shares. In addition, if we issue a substantial number of shares to LPC under the Purchase Agreement, or if investors expect that we will do so, the actual issuance of shares or the mere existence of our arrangement with LPC may make it more difficult for us to issue equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such issuances. However, we have the right to control the timing and amount of any issuances of our shares to LPC and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us upon one business day’s prior written notice to LPC.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct LPC to subscribe for up to $8,376,505 of our common shares over the remaining term of the Purchase Agreement. Depending on the price per share at which we issue our common shares to LPC, we may be authorized to issue to LPC under the Purchase Agreement more of our common shares than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by LPC under this prospectus is dependent upon the number of shares we direct LPC to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from LPC from the issuance of a number of shares to LPC equal to the number of shares registered hereunder pursuant to the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Common Share		Number of Registered Common Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Common Shares After Giving Effect to the Issuance to LPC(2)	Proceeds from the Issuance of Shares to LPC Under the Purchase Agreement
$0.01	(3)	5,000,000	24.7%	$50,000
$1.66	(4)	5,000,000	24.7%	$8,300,000
$1.68		5,000,000	24.7%	$8,376,505	(5)

(1)	Although the Purchase Agreement provides that we may issue up to $8,376,505 of our common shares to LPC, we are only registering 5,000,000 common shares under this prospectus, which may or may not cover all of the common shares we ultimately issue to LPC under the Purchase Agreement, depending on the purchase price per common share. As a result, we have included in this column only the common shares that we are registering in this offering.

(2)	The denominator is based on 15,264,261 common shares outstanding as of April 11, 2022, plus the number of shares set forth in the adjacent column which we would have sold to LPC at the applicable assumed average purchase price per share. The number of shares in such column does not include shares that may be issued to LPC under the Purchase Agreement which are not registered in this offering. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from issuing to LPC shares such that, after giving effect to such issuance, LPC would beneficially own more than 4.99% of our common shares.

(3)

The U.S. Dollar equivalent of the par value of a single Common Share translated at a rate of CHF 0.9333 to USD 1.00, the official exchange rate quoted as of April 8, 2022 by the U.S. Federal Reserve Bank.

(4)	The closing sale price of our common shares on April 11, 2022.

(5)	The maximum amount of gross proceeds under the Purchase Agreement is $8,376,505.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of December 31, 2021:

●	on an actual basis;

●

on an as adjusted basis to give effect to the issuance of 5,000,000 common shares we are registering on behalf of the selling shareholder based upon an assumed offering price of $1.66 per common share, the closing price of our common shares as listed on Nasdaq on April 11, 2022 and after deducting approximately $39,578 in estimated offering expenses payable by us.

Investors should read this table in conjunction with our audited condensed consolidated interim financial statements and related notes as of and for the year ended December 31, 2021 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.9146 to USD 1.00, the official exchange rate quoted as of December 31, 2021 by the U.S. Federal Reserve Bank. Such Swiss Franc amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on December 31, 2021 and have been provided solely for the convenience of the reader. On April 8, 2022, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.9333 to USD 1.00.

	December 31, 2021
	Actual	As Adjusted
	(in thousands of CHF except share and per share data)
Cash and cash equivalents(1)	984	8,539
Derivative Financial Instruments(2)	1	1
Shareholders’ equity:
Share capital(1)
Common shares, par value CHF 0.01 per share; 14,964,261 common shares issued and outstanding on an actual basis, 19,964,261 common shares issued and outstanding on an as adjusted basis	150	200
Share premium	188,512	196,017
Foreign currency translation reserve	62	62
Accumulated deficit	(176,019)	(176,019)
Total shareholders’ equity attributable to owners of the company	12,705	20,260
Total capitalization	12,706	20,261

(1)	Since December 31, 2021, we have issued 300,000 of our common shares for an aggregate amount of $0.5 million. These subsequent issuances and the proceeds therefrom are not reflected in the table as they occurred after December 31, 2021.

(2)	The fair value calculation of the warrants is determined according to the Black-Scholes option pricing model. Assumptions are made regarding inputs such as volatility and the risk-free rate in order to determine the fair value of the warrant. The fair value of the warrants is calculated based on assumptions made at December 31, 2021.

The above discussion and table are based on 14,964,261 common shares outstanding as of December 31, 2021 and excludes:

●	1,329,510 of our common shares issuable upon the exercise of options outstanding as of December 31, 2021 at a weighted average exercise price of $1.81 per common share; and

●	246,102 common shares issuable upon the exercise of warrants outstanding as of December 31, 2021 at a weighted average exercise price of $59.85 per common share.

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the offering price per common share and the as adjusted net tangible book value per common share after this offering.

As of December 31, 2021, we had a net tangible book value (deficit) of $(2.4) million, corresponding to a net tangible book value (deficit) of $(0.16) per common share. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets and right of use assets, divided by 14,964,261, the total number of our common shares outstanding as of December 31, 2021.

After giving effect to the issuance by us of 5,000,000 common shares to LPC at the assumed offering price of $1.66 per common share, the closing price of our common shares as listed on Nasdaq on April 11, 2022, after deducting estimated offering expenses payable by us, our as adjusted net tangible book value estimated as of December 31, 2021 would have been $5.9 million, representing $0.29 per common share. This represents an immediate increase in net tangible book value of $0.45 per common share to existing shareholders and an immediate dilution in net tangible book value of $1.37 per common share to LPC. Dilution for this purpose represents the difference between the price per common share paid by LPC and net tangible book value per common share immediately after the completion of the offering.

The following table illustrates this dilution to LPC.

Assumed offering price per common share	$1.66
Net tangible book value (deficit) per common share as of December 31, 2021	$(0.16)
Increase in net tangible book value per common share attributable to LPC	$0.45
As adjusted net tangible book value per common share after the offering	$0.29
Dilution per common share to LPC	$1.37
Percentage of dilution in net tangible book value per common share for LPC	82.5%

The above discussion and table are based on 14,964,261 common shares outstanding as of December 31, 2021 and excludes:

●	1,329,510 of our common shares issuable upon the exercise of options outstanding as of December 31, 2021 at a weighted average exercise price of $1.81 per common share; and

●	246,102 common shares issuable upon the exercise of warrants outstanding as of December 31, 2021 at a weighted average exercise price of $59.85 per common share.

To the extent that outstanding options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Swiss Franc amounts have been translated into U.S. dollars at a rate of CHF 0.9146 to USD 1.00, the official exchange rate quoted as of December 31, 2021 by the U.S. Federal Reserve Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swiss Francs on December 31, 2021 and have been provided solely for the convenience of the reader.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering will be as follows:

EXPENSES	AMOUNT
U.S. Securities and Exchange Commission registration fee	$612
Legal fees and expenses	$30,000
Accounting fees and expenses	$8,966
Total	$39,578

All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

The common shares offered by this prospectus is being offered by the selling shareholder. The common shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the common shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

LPC has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common shares that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. LPC has informed us that each such broker-dealer will receive commissions from LPC that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the common shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between LPC and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder, and any other required information.

We will pay the expenses incident to the registration, offering, and issuance of the common shares to LPC. We have agreed to indemnify LPC and certain other persons against certain liabilities in connection with the offering of common shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. LPC has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by LPC specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC has represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. LPC agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised LPC that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Our common shares are listed on the Nasdaq Capital Market under the symbol “CYTO”.

Initial settlement of any common shares to be issued pursuant to this prospectus will take place through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

LEGAL MATTERS

The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain matters of U.S. federal and New York State law will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements of Altamira Therapeutics Ltd. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus by reference to Altamira Therapeutics Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2021, have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS

Altamira Therapeutics Ltd. is a Bermuda exempted company. As a result, the rights of holders of its common shares will be governed by Bermuda law and its memorandum of continuation and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed on April 12, 2022; and

●	our Reports on Form 6-K furnished on February 8, 2022 and March 4, 2022.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at Altamira Therapeutics Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda or via telephone at (441) 295-5950.

PART II

Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

On January 26, 2018, we entered into a purchase agreement with certain investors providing for the issuance and sale by us of 62,499 of our common shares. The common shares were offered pursuant to an effective shelf registration statement on Form F-3, which was initially filed with the Securities and Exchange Commission on September 1, 2015 and declared effective on September 10, 2015 (File No. 333-206710). In a concurrent private placement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder, we issued to the same investors warrants to purchase up to 37,501 of our common shares in the aggregate. The warrants became exercisable immediately upon their issuance on January 30, 2018, at an exercise price of $100.00 per common share, and expire of January 30, 2025.

On May 2, 2018, we entered into a purchase agreement (the “LPC Purchase Agreement”) and a Registration Rights Agreement (the “LPC Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”). Pursuant to the LPC Purchase Agreement, LPC agreed to subscribe for up to $10,000,000 of our common shares over the 30-month term of the LPC Purchase Agreement. We have issued an aggregate of 587,500 common shares to LPC under the LPC Purchase Agreement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On April 23, 2020, we entered into the Purchase Agreement and the Registration Rights Agreement with LPC. Pursuant to the Purchase Agreement, LPC has agreed to subscribe for up to $10,000,000 of our common shares over the 30-month term of the Purchase Agreement following the Commencement. We have issued an aggregate of 1,500,000 common shares to LPC under the Purchase Agreement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On September 7, 2020, we entered into a convertible loan agreement with FiveT Capital AG (“FiveT”) to raise CHF 1,500,000 to fund the initial development of AM-301. Under the convertible loan agreement, FiveT has the right to convert the outstanding principal amount, including interest, into common shares or alternatively into shares of Altamira Medica AG (“Altamira”). On December 1, 2020, a tranche of the convertible loan provided by FiveT in the amount of CHF 895,455 was converted into 737,000 of our common shares at a conversion price of USD 1.35. On March 4, 2021, the remaining convertible loan by FiveT in the amount of CHF 604,545 plus accumulated interests of CHF 40,268 was converted into 516,814 of our common shares at a conversion price of USD 1.35. The issuances were exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On June 1, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) through which we acquired 100% of the share capital of privately held Trasir Therapeutics Inc. (“Trasir”). As a result of the merger, the shares of common stock of Trasir immediately prior to the effective time of the merger converted into the right to receive: (i) an aggregate of 764,370 common shares of the Company, par value CHF 0.01 per share, calculated based on a value of $2,500,000 divided by the average closing price of the common shares on the 15 trading days preceding the closing date; (ii) contingent on the occurrence of positive results from a subsequent post-closing scientific study (“Positive Results”), the applicable pro rata share of $1,500,000 of common shares, to be calculated based on the average closing price of the common shares on the 15 trading days preceding the occurrence of Positive Results; and (iii) $210,000 for expenses incurred in connection with the execution, delivery and performance of the Merger Agreement by certain Trasir stockholders, paid partially in cash and partially in common shares based on the average closing price of the common shares on the 15 trading days preceding the closing date. We have issued an aggregate of 773,543 common shares to Trasir stockholders under the Merger Agreement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

Item 8. Exhibits

(a)	The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned hereby undertakes:

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

3.1	Memorandum of Continuance of the registrant (incorporated herein by reference to exhibit 1.2 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 14, 2019)
3.2	Bye-laws of the registrant (incorporated herein by reference to exhibit 1.3 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 14, 2019)
4.1	Form of Registration Rights Agreement between Auris Medical Holding AG and the shareholders listed therein (incorporated by reference to exhibit 4.1 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on July 21, 2014)
4.2	Warrant Agreement, dated as of March 13, 2018, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 2.2 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
4.3	Registration Rights Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
4.4	Purchase Agreement, dated as of May 2, 2018 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 2, 2018)
4.5	Registration Rights Agreement, dated as of May 2, 2018 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 2, 2018)
4.6	Form of Pre-Funded Warrant (incorporated by reference to exhibit 4.6 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.7	Form of Series A Warrant (incorporated by reference to exhibit 4.7 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.8	Form of Series B Warrant (incorporated by reference to exhibit 4.8 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.9	Form of Common Warrant (incorporated by reference to exhibit 4.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.10	Form of Pre-Funded Warrant (incorporated by reference to exhibit 4.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.11	Form of Common Warrant Agent Agreement (incorporated by reference to exhibit 4.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.12	Form of Pre-Funded Warrant Agent Agreement (incorporated by reference to exhibit 4.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.13	Purchase Agreement, dated as of April 23, 2020 between Auris Medical Holding Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 23, 2020)
4.14	Registration Rights Agreement, dated as of April 23, 2020 between Auris Medical Holding Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 23, 2020)
5.1**	Opinion of Conyers Dill & Pearman Limited, special Bermuda counsel to the Company, as to the validity of the common shares of Altamira Therapeutics Ltd.
10.1#	Collaboration and License Agreement, dated October 21, 2003, between Auris Medical AG and Xigen SA (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.2#	Co-Ownership and Exploitation Agreement, dated September 29, 2003, between Auris Medical AG and INSERM (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.3	Form of Indemnification Agreement (incorporated by reference to exhibit 99.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 11, 2016)
10.4	Stock Option Plan A (incorporated by reference to exhibit 10.11 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.5	Stock Option Plan C (incorporated by reference to exhibit 10.12 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.6	Equity Incentive Plan, as amended (incorporated by reference to exhibit 99.1 to the Auris Medical Holding Ltd. registration statement on Form S-8 (Registration no. 333-217306) filed with the Commission on April 14, 2017)
10.7	English language translation of Lease Agreement between Auris Medical AG and PSP Management AG (incorporated by reference to exhibit 4.8 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 14, 2017)
10.8	Controlled Equity OfferingSM Sales Agreement, dated as of June 1, 2016, between Auris Medical Holding AG and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on June 1, 2016)
10.9	Share Lending Agreement, dated as of June 1, 2016, between Thomas Meyer and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on June 1, 2016)
10.10	Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. rep ort on Form 6-K filed with the Commission on July 19, 2016)
10.11	Consent and Waiver, dated as of March 8, 2018, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.12 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.12	Joinder Agreement dated as of March 13, 2018 to the Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.13 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.13	Share Pledge Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)
10.14	Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)
10.15	Bank Account Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.5 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)
10.16	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
10.17	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
10.18	Placement Agency Agreement, dated as of January 28, 2018, between Auris Medical Holding AG and Ladenburg Thalmann & Co. Inc. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on January 30, 2018)
10.19	Securities Purchase Agreement, dated as of January 26, 2018 by and among Auris Medical Holding AG and the investors named therein (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on January 30, 2018)
10.20	Agreement and Plan of Merger, dated as of February 9, 2018, by and among Auris Medical Holding AG and Auris Medical NewCo Holding AG (incorporated by reference to exhibit 99.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on February 9, 2018)

10.21	Share Transfer Agreement, dated as of February 9, 2018 by and between Thomas Meyer and Auris Medical Holding AG (incorporated by reference to exhibit 4.22 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.22	Sales Agreement, dated as of November 30, 2018, between Auris Medical Holding AG and A.G.P./Alliance Global Partners (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on November 30, 2018)
10.23	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.23 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration No. 333-229465) filed with the Commission on March 20, 2019)
10.24	Amendment No. 1 to Sales Agreement, dated as of April 5, 2019, between Auris Medical Holding Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 5, 2019)
10.25	Convertible Loan Agreement, dated as of September 7, 2020, by and among Auris Medical Holding Ltd., Altamira Medica AG and FiveT Capital Holding AG (incorporated by reference to exhibit 99.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on September 8, 2020)
10.26†	Agreement and Plan of Merger, dated June 1, 2021, by and among Auris Medical Holding Ltd., Auris Medical Inc., Trasir Therapeutics, Inc., and each of the stockholders of Trasir Therapeutics, Inc. (incorporated by reference to exhibit 2.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on June 3, 2021)
10.27†	Exclusive License Agreement, dated December 11, 2020, by and between Washington University and Trasir Therapeutics, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on June 3, 2021)
10.28	Convertible Loan Agreement, dated as of February 4, 2022, by and among Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K furnished with the Commission on March 4, 2022)
10.29†	Licensing & Distribution Agreement, dated February 28, 2022, by and between Altamira Medica Ltd. and Nuance Pharma Limited (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K furnished with the Commission on March 4, 2022)
21.1	List of subsidiaries (incorporated by reference to exhibit 8.1 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on April 12, 2022)
23.1*	Consent of Deloitte AG
23.2**	Consent of Conyers Dill & Pearman Limited, special Bermuda counsel to the Company (included in Exhibit 5.1)
24.1**	Powers of attorney (included on the signature page of the registration statement)
107**	Filing Fee Table.

#	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

*	Filed herewith.

**	Previously filed with the Registration Statement on Form F-1 (Registration No. 333-262592) on February 8, 2022, as the same exhibit number listed here, and incorporated herein by this reference.

†	Certain identified information has been excluded from this Exhibit because it is not material and is the type that the Company treats as private or confidential. The omissions have been indicated by “[***]”.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on April 14, 2022.

Altamira Therapeutics Ltd.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 14, 2022 in the capacities indicated:

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chief Executive Officer and Director (principal executive officer)

By:	/s/ Marcel Gremaud
Name:	Marcel Gremaud
Title:	Chief Financial Officer (principal financial officer and principal accounting officer)

By:	*
Name:	Armando Anido
Title:	Director

By:	*
Name:	Mats Blom
Title:	Director

By:	*
Name:	Alain Munoz
Title:	Director

By:	*
Name:	Calvin Roberts
Title:	Director

By:	*
Name:	Margrit Schwarz
Title:	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-1, solely in the capacity of the duly authorized representative of Altamira Therapeutics Ltd. in the United States, on April 14, 2022.

Altamira Therapeutics Ltd.

By:	*
Name:	Samuel Wickline
Title:	Authorized Signatory